Filed Pursuant to Rule 424(b)(3)
Registration No.  333-135640

AUXILIO, INC.

4,063,992 Shares of Common Stock

This Prospectus Supplement supplements and amends the prospectus dated May 10, 2007, with respect to the resale of 4,063,992 shares of our common stock, or the Prospectus. We are supplementing the Prospectus to provide the following information:

1.	On November 16, 2007, we filed our quarterly report on Form 10-QSB for the quarter ended September 30, 2007, with the Securities and Exchange Commission.

The information attached to this Prospectus Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including all amendments and supplements thereto.

THE SECURITIES OFFERED IN THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is November 21, 2007

AUXILIO, INC.
FORM 10-QSB
TABLE OF CONTENTS

PART I - FINANCIAL INFORMATION

          Page
Item 1.                   Financial Statements (Unaudited):

Condensed Consolidated Balance Sheet
   as of September 30, 2007                                                                                                              3

Condensed Consolidated Statements of Operations
   for the Three and Nine Months Ended September 30, 2007 and 2006                                  4

Condensed Consolidated Statement of Stockholders’ Equity
   for the Nine Months Ended September 30, 2007                                                                      5

Condensed Consolidated Statements of Cash Flows
   for the Nine Months Ended September 30, 2007 and 2006                                                     6

Notes to Condensed Consolidated Financial Statements                                                         8

Item 2.                   Management's Discussion and Analysis or Plan
   of Operation.                                                                                                                                 15

Item 3.                   Controls and Procedures.                                                                                                            22

PART II - OTHER INFORMATION

Item 1.                   Legal Proceedings.                                                                                                                       23

Item 2.                   Unregistered Sales of Equity Securities and Use of Proceeds.                                             23

Item 3.                   Defaults Upon Senior Securities.                                                                                               23

Item 4.                   Submission of Matters to a Vote of Security Holders.                                                           23

Item 5.                   Other Information.                                                                                                                        23

Item 6.                   Exhibits.                                                                                                                                          24

                   Signatures                                                                                                                                                                      25

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2007
(UNAUDITED)

ASSETS
Current assets:
Cash and cash equivalents	$ 439,730
Accounts receivable, net	3,137,811
Prepaid and other current assets	14,519
Supplies	640,878
Total current assets	4,232,938

Property and equipment, net	228,350
Deposits	28,790
Loan acquisition costs, net	250,558
Intangible assets, net	250,514
Goodwill	1,517,017
Total assets	$ 6,508,167

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$ 1,665,005
Accrued compensation and benefits	565,018
Deferred revenue	464,702
Current portion of long-term debt	600,000
Current portion of capital lease obligations	31,971
Loan payable, net of unaccreted costs of $344,896	400,104
Total current liabilities	3,726,800

Note payable, less current portion, net of discount of $132,030	1,517,970

Commitments and contingencies	-

Stockholders' equity:
Common stock, par value at $0.001, 33,333,333 shares
authorized, 16,135,309 shares issued and outstanding	16,137
Additional paid-in capital	16,971,583
Accumulated deficit	(15,724,323)
Total stockholders' equity	1,263,397
Total liabilities and stockholders’ equity	$ 6,508,167

The accompanying notes are an integral part of these condensed consolidated financial statements.

.
AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Revenues	$ 5,003,721	$ 2,858,092	$ 15,888,744	$ 7,374,424
Cost of revenues	3,830,689	2,378,936	12,101,759	6,713,305

Gross profit	1,173,032	479,156	3,786,985	661,119

Operating expenses:
Sales and marketing	308,379	510,181	896,763	1,512,065
General & administrative expenses	549,902	542,663	1,795,628	1,736,535
Intangible asset amortization	59,541	63,802	178,624	191,405
Total operating expenses	917,822	1,116,646	2,871,015	3,440,005
Income (loss) from operations	255,210	(637,490)	915,970	(2,778,886)

Other income (expense):
Interest expense	(294,755)	(141,788)	(701,351)	(360,793)
Interest income	7,219	8,750	14,188	27,494
Gain on extinguishment of debt	199,951	-	199,951	-
Gain on sale of marketable securities	-	-	-	10,448

Total other income (expense)	(87,585)	(133,038)	(487,212)	(322,851)

Income (loss) before provision for income taxes	167,625	(770,528)	428,758	(3,101,737)

Income tax expense	(5,600)	-	(16,800)	(2,400)

Net income (loss)	$ 162,025	$ (770,528)	$ 411,958	$ (3,104,137)

Net income (loss) per share:
Basic	$ .01	$ (.05)	$ .03	$ (0.19)
Diluted	$ (.02)	$ (.07)	$ (.01)	$ (0.20)

Number of weighted average shares:
Basic	16,135,309	16,122,809	16,130,043	16,060,040
Diluted	20,774,453	17,800,678	20,947,758	17,738,509

The accompanying notes are an integral part of these condensed consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
NINE MONTHS ENDED SEPTEMBER 30, 2007
(UNAUDITED)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2006	16,122,809	$ 16,124	$ 16,430,094	$ (16,136,281)	$ 309,937
Stock compensation expense for options and warrants granted to employees and consultants	-	-	327,295	-	327,295
Warrants vesting in connection with debt restructuring	-	-	128,124	-	128,124
Incremental fair value of conversion feature on loan payable	-	-	80,208	-	80,208
Stock options exercised	12,500	13	5,862	-	5,875
Net income	-	-	-	411,958	411,958
Balance at September 30, 2007	16,135,309	$ 16,137	$ 16,971,583	$ (15,724,323)	$ 1,263,397

The accompanying notes are an integral part of these condensed consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2007	2006
Cash flows provided by (used for) operating activities:
Net income (loss)	$ 411,958	$ (3,104,137)
Adjustments to reconcile net income (loss) to net cash
provided by (used for) operating activities:
Depreciation	100,662	89,690
Amortization of intangible assets	178,624	191,405
Gain on extinguishment of debt	(199,951)	-
Stock compensation expense for warrants and options issued to employees and consultants	327,295	450,624
Stock issued for services	-	4,953
Gain on sale of marketable securities	-	(10,448)
Interest expense related to amortization of warrants issued for loans	105,286	126,836
Interest expense related to amortization of loan acquisition costs	184,955	79,244
Interest expense related to accretion of loan	147,812	-
Changes in operating assets and liabilities:
Accounts receivable, net	(1,413,553)	(1,174,321)
Supplies	49,600	(6,956)
Prepaid and other current assets	16,154	70,760
Deposits	-	12,565
Accounts payable and accrued expenses	344,902	867,845
Accrued compensation and benefits	198,223	2,565
Deferred revenue	175,388	7,196
Net cash provided by (used for) operating activities	627,355	(2,392,179)
Cash flows used by investing activities:
Purchases of property and equipment	(25,243)	(150,577)
Net proceeds from sale of marketable securities	-	26,698
Net cash (used for) investing activities	(25,243)	(123,879)
Cash flows provided by financing activities:
Proceeds from line of credit	-	250,000
Repayments on line of credit	-	(250,000)
Proceeds from convertible note payable	-	3,000,000
Payments on convertible notes payable and long-term debt	(450,000)	(150,000)
Acquisition fees paid for loans	(22,350)	(345,195)
Payments on capital leases	(15,344)	(11,084)
Proceeds from exercise of options	5,875	-
Net cash (used for) provided by financing activities	(481,819)	2,493,721
Net increase (decrease) in cash and cash equivalents	120,293	(22,337)
Cash and cash equivalents, beginning of period	319,437	664,941
Cash and cash equivalents, end of period	$ 439,730	$ 642,604

The accompanying notes are an integral part of these condensed consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(UNAUDITED)

Nine Months Ended September 30,
	2007	2006
Supplemental disclosure of cash flow information:

Interest paid	$ 263,298	$ 154,713

Income tax paid	$ 2,400	$ 2,400

Non-cash investing and financing activities:

Relative fair value of warrants issued related to issuance of note payable	$ -	$ 425,267

Property and equipment acquired by capital lease	$ -	$ 26,391

Stocks issued for acquisition fees for convertible note payable	$ -	$ 70,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2007 and 2006
(UNAUDITED)

1.           BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Auxilio, Inc. and its subsidiaries (“the Company”) have been prepared in accordance with generally accepted accounting principles of the United States of America (“GAAP”) for interim financial statements pursuant to the rules and regulations of the Securities and Exchange Commission.  Accordingly, these financial statements do not include all of the information and footnotes required by GAAP for complete financial statements.  These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, as filed with the Securities and Exchange Commission (SEC) on April 2, 2007.

The unaudited condensed consolidated financial statements included herein reflect all adjustments (which include only normal, recurring adjustments) that are, in the opinion of management, necessary to state fairly the financial position and results of operations of the Company as of and for the periods presented.  The results for such periods are not necessarily indicative of the results to be expected for the full year.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  As a result, actual results could differ from those estimates.

In October 2006, the Company entered into a Loan and Security Agreement (“Loan Agreement”) with Cambria Investment Fund, L.P. (“Cambria”). Michael D. Vanderhoof, a director of the Company, is a principal in Cambria. Through September 30, 2007 the Company borrowed $745,000 of the available $1,500,000. Interest accrues daily upon any unpaid principal balance at the rate of twelve percent (12%) per annum and is payable quarterly. The outstanding principal balance is due and payable in full on May 1, 2008, with any subsequent borrowings due and payable on December 31, 2008.  The Loan is secured by substantially all assets and is subordinate to the Laurus Master Fund Fixed Price Convertible Note. For the nine months ended September 30, 2007, the Company was able to generate sufficient cash from revenues to cover its operating expenses. However, no assurances can be given that the Company can continue to generate sufficient revenues. The Company believes that the availability of funds from the Loan Agreement, the sale of new product offerings and the growth of its customer base and cost containment efforts will enable the Company to generate positive operating cash flows and to continue its operations.

No assurances can be given as to the Company’s ability to increase its customer base and generate positive cash flows.  Although the Company has been able to raise additional working capital through convertible note agreements and private placement offerings of its common stock, the Company may not be able to continue this practice in the future nor may the Company be able to obtain additional working capital through other debt or equity financings. In the event that sufficient capital cannot be obtained, the Company may be forced to significantly reduce operating expenses to a point that would be detrimental to the Company’s business operations and business development activities.  In addition, the Company may have to sell business assets or discontinue some or all of its business operations in order to meet the Company’s cash requirements.  These courses of action may be detrimental to the Company’s business prospects and result in material charges to its operations and financial position.  In the event that any future financing should take the form of the sale of equity securities, the current equity holders may experience dilution of their investments.

The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries.  All intercompany balances and transactions have been eliminated.

The accompanying financial statements do not include a statement of comprehensive income because there were no items that would require adjustment of net income to comprehensive income during the reporting periods.

2.           RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 replaces SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. It clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133. SFAS No. 155 also establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. It also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 shall be effective for all financial instruments acquired or issued after the beginning of an entity's first year that begins after September 2006 (January 1, 2007 for the Company). SFAS No. 155 did not have a material impact on the Company’s results of operations and financial position.

During June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)” (“FIN 48”), which is effective for fiscal years beginning after December 15, 2006. This interpretation was issued to clarify the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance prescribed in FIN 48 establishes a recognition threshold of more likely than not that a tax position will be sustained upon examination. The measurement attribute of FIN 48 requires that a tax position be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company adopted the provisions of FIN 48 on January 1, 2007. The implementation of FIN 48 did not have a significant impact on the Company's financial position or results of operations.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (hereinafter “SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its financial position or results of operation.

In September 2006, the Financial Accounting Standards Board issued SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, which amends SFAS No. 87 “Employers’ Accounting for Pensions” (SFAS No. 87), SFAS No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination  Benefits” (SFAS No. 88), SFAS No. 106 “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (SFAS No. 106), and SFAS No. 132R “Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003)” (SFAS No. 132R). This statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. SFAS No. 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year-end. The standard provides two transition alternatives related to the change in measurement date provisions. The recognition of an asset and liability related to the funded status provision is effective for fiscal year ending after December 15, 2006 and the change in measurement date provisions is effective for fiscal years ending after December 15, 2008. This pronouncement has no effect on the Company at this time.
In February 2007, the Financial Accounting Standards Board issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 provides entities with an option to report selected financial assets and liabilities at fair value, with the objective to reduce both the complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The Company will be required to adopt SFAS No. 159 in the first quarter of fiscal year 2008.The Company is currently evaluating the requirements of SFAS No. 159 and has not yet determined the impact, if any, its adoption will have on its consolidated financial position and results of operations.

3.           OPTIONS AND WARRANTS.

Below is a summary of Auxilio stock option and warrant activity during the nine month period ended September 30, 2007:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2006	2,182,648	$ 1.39
Granted	1,133,000.55
Exercised	(12,500)	.47
Cancelled	(191,500)	1.54
Outstanding at September 30, 2007	3,111,648	$ 1.08	7.83	$ 769,773
Exercisable at September 30, 2007	1,463,009	$ 1.30	6.69	$ 190,643

Warrants	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2006	2,467,076	$ 1.34
Granted	717,500.60
Exercised	-	-
Cancelled	(90,917)	1.16
Outstanding at September 30, 2007	3,093,660	$ 1.17	4.42	$ 1,031,011
Exercisable at September 30, 2007	2,716,160	$ 1.23	4.17	$ 902,661

During the nine months ended September 30, 2007, the Company granted a total of 1,133,000 options to its employees and directors to purchase shares of the Company’s common stock at an exercise price range of $0.47 to $0.80 per share, which exercise price equals the fair value of a common share on the grant date.  The options have graded vesting annually over three years, starting February 2007.  The fair value of the options was determined using the Black-Scholes option-pricing model.  The assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate of 5.24% to 5.31%; (ii) estimated volatility of 80.62% to 82.99%; (iii) dividend yield of 0.0%; and (iv) expected life of the options of three years.

In January 2007, in payment to an individual for professional services rendered, the Company granted 100,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.47 per share, which exercise price equals the fair value of a common share on the grant date. The warrants have immediate vesting.  The fair value of the warrants of $25,962 was recorded as expense in January 2007. The fair value was determined using the Black-Scholes option-pricing model.  The assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate of 5.25%; (ii) estimated volatility of 80.62% (iii) dividend yield of 0.0%; and (iv) expected life of the warrants of three years.

Effective July 1, 2007, the Company restructured the Loan Agreement with Cambria Investment Fund L.P. extending the maturity date of the $745,000 outstanding balance to May 1, 2008 and extending the maturity date of the remaining unborrowed amount of $755,000 to December 31, 2008.  In return, the Company agreed to immediately vest the remaining 240,000 unvested warrants under the original agreement and provide one additional warrant share for every two dollars of new borrowings against the unborrowed amount of $755,000.  The exercise price of the additional warrants of $0.72 represents a 10% discount to the closing price of the Company’s common stock on the effective date of the restructuring.

The fair value of the warrant for the 240,000 shares issued in connection with the restructuring was $128,124 (see Note 6 for accounting related to this debt modification). The fair value of the warrant was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 5.31%; (iii) expected volatility of 81.14%; and (iv) an expected life of the warrants of five years.

Beginning January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”) on a modified prospective transition method to account for its stock options and warrants. For the three and nine months ended September 30, 2007 and 2006, stock-based compensation expense recognized in the statement of operations as follows:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Cost of revenues	$ 25,432	$ 36,403	$ 79,224	$ 108,337
Sales and marketing	15,941	58,693	74,813	120,209
General and administrative expense	34,542	67,043	173,258	222,078
Total stock based compensation expense	$ 75,915	$ 162,139	$ 327,295	$ 450,624

4.           NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share is calculated using the weighted average number of shares of the Company’s common stock issued and outstanding during a certain period, and is calculated by dividing net income (loss) by the weighted average number of shares of the Company’s common stock issued and outstanding during such period. Diluted net income (loss) per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding during the period, using the as-if converted method for secured convertible notes, and the treasury stock method for options and warrants.

For the three and nine months ended September 30, 2007, potentially dilutive securities consist of options and warrants to purchase 6,205,307 shares of common stock at prices ranging from $0.30 to $12.00 per share, and convertible notes that could convert into 2,940,292 and 3,118,863 shares of common stock, respectively. Of these potentially dilutive securities, 4,506,455 shares to purchase commons stock from the options and warrants have not been included in the computation of diluted earnings per share for the three and nine months ended September 30, 2007 as their effect would be anti-dilutive.

For the three and nine months ended September 30, 2006, potentially dilutive securities consist of options and warrants to purchase 4,381,073 shares of common stock at prices ranging from $0.30 to $12.00 per share and a secured convertible note that could convert into 1,677,869 shares into common stock. None of the options and warrants outstanding have been included in the computation of diluted earnings per share due to the net loss for these periods, which causes these equity instruments to be anti-dilutive.

The following table sets forth the computation of basic and diluted net income (loss) per share:

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Numerator:
Net income (loss)	$ 162,025	$ (770,528)	$ 411,958	$ (3,104,137)
Effects of dilutive securities:
Convertible notes payable	(646,049)	(558,190)	(533,122)	(490,440)
(Loss) after effects of conversion of notes payable	$ (484,024)	$ (1,328,718)	$ (121,164)	$ (3,594,577)

Denominator:
Denominator for basic calculation weighted average shares	16,135,309	16,122,809	16,130,043	16,060,640

Dilutive common stock equivalents:
Secured convertible notes	2,940,292	1,677,869	3,118,863	1,677,869
Options and warrants	1,698,852	-	1,698,852	-

Denominator for diluted calculation weighted average shares	20,774,453	17,800,678	20,947,758	17,738,509

Net income (loss) per share:
Basic net income (loss) per share	$ .01	$ (.05)	$ .03	$ (.19)

Diluted net (loss) per share	$ (.02)	$ (.07)	$ (.01)	$ (0.20)

5.           ACCOUNTS RECEIVABLE

A summary as of September 30, 2007 is as follows:

Trade receivable	$ 3,166,321
Allowance for doubtful accounts	(28,510)
Total accounts receivable	$ 3,137,811

6.                      LOAN PAYABLE

In October 2006, the Company entered into a $1,500,000 Loan and Security Agreement (the “Loan Agreement”) with Cambria Investment Fund L.P. (“Cambria”). Michael D. Vanderhoof, a director of the Company is a principal in Cambria. Under the Loan Agreement, (i) the Company could borrow up to $1,500,000, with the final $500,000 available only after February 15, 2007 (ii) cash is advanced in $50,000 increments to the Company by Cambria Investment Fund L.P. upon request, (iii) interest accrues daily upon any unpaid principal balance at the rate of twelve percent (12%) per annum, (iv) accrued interest is payable in full on a quarterly basis and (v) the outstanding principal balance is due and payable in full on October 22, 2007. Cambria holds a second priority security interest (subject to the first lien held by Laurus Master Fund, LTD) in all of the Company’s inventory, accounts, equipment, cash, deposit accounts, securities, intellectual property, chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof.  The Loan Agreement contains a provision whereby the conversion price to convert the Note to equity was set at $.46. Upon entering into this Loan Agreement Cambria earned the right to receive warrants to purchase up to 300,000 shares of the Company’s common stock at $.46. Additionally Cambria will earn the right to receive warrants to purchase up to additional 450,000 shares at $.46, with 30,000 shares vesting for every multiple of $100,000 borrowed under the Loan Agreement. Through December 2006, the Company borrowed $745,000 under the Loan Agreement. This borrowing earned Cambria the right to receive warrants to purchase 210,000 shares. The fair value of the warrant for the 300,000 shares issued upon execution was $92,558. Such amount was recorded as a loan acquisition cost and will be amortized to interest expense over the life of the note using the straight-line interest method.  The fair value of the warrant for the 210,000 shares issued in connection with the borrowing was $71,086. In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the Company has allocated a value of $71,086 to the warrants based on their relative fair value. Such amount was recorded as a discount against the carrying value of the note and will be amortized to interest expense over the life of the note using the straight-line interest method.  The fair value of the warrant was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 5.25%; (iii) expected volatility range of 79.05% to 79.52%; and (iv) an expected life of the warrants of five years.  In lieu of exercising the warrant, Cambria may convert the warrant, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares or other securities otherwise issuable upon exercise of the warrant minus the aggregate exercise price of such shares by (b) the fair market value of one share.

Effective July 2007, the Company restructured the Loan Agreement with Cambria Investment Fund L.P. extending the maturity date of the $745,000 outstanding balance to May 1, 2008 and extending the maturity date of the remaining unborrowed amount of $755,000 to December 31, 2008.  In return, the Company paid administrative fees of $22,350, and agreed to immediately vest the remaining 240,000 unvested warrants under the original agreement and provide one additional warrant share for every two dollars of new borrowings against the $755,000.  The exercise price of the additional warrants of $0.72 represents a 10% discount to the closing price of the Company’s common stock on the effective date of the restructuring. The conversion price for the amount borrowed to date remains at $0.46 per share, and the conversion price for any new borrowings and unpaid interest would be $0.72 per share.

In accordance with EITF 96-19, the Company determined that the restructuring was considered a substantial modification in the terms of the existing debt and therefore should be accounted for in the same manner as an extinguishment of the existing debt and the creation of new debt and as a result the Company recorded a gain on extinguishment of debt of $199,951.  In accordance with EITF 96-19, the new debt is initially recorded at fair value and that amount is used to determine debt extinguishment gain or loss to be recognized and the effective rate of the instrument.  The fees paid by the Company including the warrants and the incremental change in the fair value of the embedded conversion option are also included in determining the debt extinguishment gain.

The Company determined that the fair value of the new loan payable was $252,293.  The difference between the fair value of the new loan payable and the amount of the existing debt of $745,000, less unamortized loan acquisition costs of $36,927, unamortized loan discount costs of $25,149 was used in determining the gain on debt extinguishment. The Company determined the fair value of the new loan payable by looking to the remaining unborrowed $755,000 under the arrangement and allocating $363,622 to the fair value of the embedded conversion option and $129,086 to the fair value of the warrants issuable upon borrowing.  Such amounts were determined using the Black Scholes option pricing model. The fair value of the loan payable will be accreted to its stated value through periodic charges to interest expense using the straight-line method, which approximates the effective interest method.

The fees that were paid by the Company and used to determine the debt extinguishment gain included the fair value of the warrant for the 240,000 shares issued in connection with the restructuring for $128,123 and the fair value of the modification of the terms that affected the embedded conversion option, calculated as the difference between the fair value of the embedded conversion option immediately before and after the modification, was $80,208.

The fair values were determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 5.31%; (iii) expected volatility of 81.14%; and (iv) a term of 10 months for the embedded conversion option and 5 years for the warrants.

Interest charges associated with the Loan, including amortization of the discount, loan acquisition costs and accreted interest costs totaled $269,978 for the nine months ended September 30, 2007.

7.	NOTE PAYABLE

In April 2006, the Company entered into a $3,000,000 Fixed Price Convertible Note (the “Note”) agreement with Laurus Master Fund (LMF). The term of the Note is for three years at an interest rate of WSJ prime plus 2.0%. The Note is secured by all of the Company's cash, cash equivalents, accounts, accounts receivable, deposit accounts, inventory, equipment, goods, fixtures, documents, instruments, contract rights, general intangibles, chattel paper, supporting obligations, investment property, letter of credit rights and all intellectual property now existing or hereafter arising, and all proceeds thereof. The Note contains a provision whereby the fixed conversion price to convert the Note to equity was set at a premium to the average closing price of the Company’s common stock for the 10 days prior to the closing of the transaction based on a tiered schedule. The first third of the investment amount has a fixed conversion price of $1.68, the next third has a fixed conversion price of $1.78, and the last third will has a fixed conversion price of $1.92. The Company shall reduce the principal Note by 1/60th per month starting 90 days after the closing, payable in cash or registered stock.  The outstanding balance as of September 30, 2007 is $2,250,000.

The Company has provided a first lien on all assets of the Company. The Company will have the option of redeeming any outstanding principal of the Note by paying to the LMF 120% of such amount, together with accrued but unpaid interest under this Note. LMF earned fees in the amount of 3.5% of the total investment amount at the time of closing. LMF also received a warrant to purchase to purchase 478,527 shares of the Company’s common stock (the “Warrant”). The exercise price of the warrant is $1.96, representing a 120% premium to the average closing price of the Company’s common stock for the 10 days prior to the closing of the transaction. The warrant has a term of seven years. In addition, the Company paid loan origination fees to LMF of $105,000.  The Company filed a Registration Statement on Form SB-2 with the SEC for the purpose of registering for re-sale all shares of common stock underlying the Note and the Warrant. On August 15, 2006, such registration statement was declared effective by the SEC.

The Company determined that the conversion feature embedded in the notes payable satisfied the definition of a conventional convertible instrument under the guidance provided in EITF 00-19 and EITF 05-02, as the conversion option’s value may only be realized by the holder by exercising the option and receiving a fixed number of shares. As such, the embedded conversion option in the notes payable qualifies for equity classification under EITF 00-19, qualifies for the scope exception of paragraph 11(a) of SAFS 133, and is not bifurcated from the host contract. The Company also determined that the warrants issued to LMF qualify for equity classification under the provisions of SFAS 133 and EITF 00-19. In accordance with the provisions of Accounting Principles Board Opinion No. 14, the Company allocated the net proceeds received in this transaction to each of the convertible debentures and common stock purchase warrants based on their relative estimated fair values. As a result, the Company allocated $2,739,320 to the convertible debentures and $260,680 to the common stock purchase warrants, which was recorded in additional paid-in-capital. In accordance with the consensus of EITF issues 98-5 and 00-27, management determined that the convertible debentures did not contain a beneficial conversion feature based on the effective conversion price after allocating proceeds of the convertible debentures to the common stock purchase warrants. The amounts recorded for the common stock purchase warrants are amortized as interest expense over the term of the convertible debentures.

Interest charges associated with the convertible debentures, including amortization of the discount and loan acquisition costs totaled $378,233 for the nine months ended September 30, 2007.

8.	EMPLOYMENT AGREEMENTS

In November of 2007, the Company entered in to a new employment agreement with Etienne Weidemann, to continue to serve as the Company’s President and Chief Executive Officer effective January 1, 2008. The employment agreement has a term of two years, and provides for a base annual salary of $175,000 in year one and $190,000 in year two. Mr. Weidemann is also eligible to receive an annual bonus and periodic commissions if certain earnings and revenue targets are satisfied during the applicable fiscal year.  The Company may terminate Mr. Weidemann’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Weidemann would receive severance pay for six months and be fully vested in all options and warrants granted to date.  The foregoing descriptions of Mr. Weidemann’s employment agreement is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Form 10-QSB.

Effective January 1, 2006, the Company entered in to an employment agreement with Etienne Weidemann, to serve as the Company’s President and Chief Operating Officer. The employment agreement has a term of two years, and provides for a base annual salary of $175,000. Mr. Weidemann is also eligible to receive an annual bonus if certain earnings and revenue targets are satisfied during the applicable fiscal year.  Upon execution of the Agreement, Mr. Weidemann received 80,000 options. The Company may terminate Mr. Weidemann’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Weidemann would receive severance pay for twelve months and be fully vested in all options and warrants granted to date. Mr. Weidemann was appointed Chief Executive Officer of the Company effective November 9, 2006.  The terms of Mr. Weidemann employment are still governed by his current employment agreement. The foregoing descriptions of Mr. Weidemann’s employment agreement is qualified in its entirety by reference to the full text of such agreement, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on March 22, 2006.

In November of 2007, the Company entered in to a new employment agreement with Paul T. Anthony, to continue to serve as the Company’s Chief Financial Officer effective January 1, 2008. The employment agreement has a term of two years, and provides for a base annual salary of $170,000 in year one and $185,000 in year two. Mr. Anthony is also eligible to receive an annual bonus and periodic commissions if certain earnings and revenue targets are satisfied during the applicable fiscal year.  The Company may terminate Mr. Anthony’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Anthony would receive severance pay for six months and be fully vested in all options and warrants granted to date.  The foregoing descriptions of Mr. Anthony’s employment agreement is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.2 to this Form 10-QSB.

Effective January 1, 2006, the Company entered into an employment agreement with Paul T. Anthony, to serve as the Company’s Chief Financial Officer. The employment agreement has a term of two years, and provides for a base annual salary of $170,000. Mr. Anthony is also eligible to receive an annual bonus if certain earnings and revenue targets are satisfied during the applicable fiscal year.  Upon execution of the agreement, Mr. Anthony received 75,000 options. The Company may terminate Mr. Anthony’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Anthony would receive severance pay for six months and be fully vested in all options and warrants granted to date. The foregoing descriptions of Mr. Anthony’s employment agreement is qualified in its entirety by reference to the full text of such agreement, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on March 22, 2006.

In November of 2007, the Company entered in to an employment agreement with Jacques Terblanche, to serve as the Company’s Chief Operations Officer effective January 1, 2008. Mr. Terblanche has been serving in this capacity for the last year as a consultant.  The employment agreement has a term of two years, and provides for a base annual salary of $165,000 in year one and $180,000 in year two. Mr. Terblanche is also eligible to receive an annual bonus and periodic commissions if certain earnings and revenue targets are satisfied during the applicable fiscal year.  The Company may terminate Mr. Terblanche’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Terblanche would receive severance pay for six months and be fully vested in all options and warrants granted to date.  The foregoing descriptions of Mr. Terblanche’s employment agreement are qualified in their entirety by reference to the full text of such agreement, which is filed as Exhibit 10.3 to this Form 10-QSB.

9.           CONCENTRATIONS

Cash Concentrations

At times, cash balances held in financial institutions are in excess of federally insured limits. Management performs periodic evaluations of the relative credit standing of financial institutions and limits the amount of risk by selecting financial institutions with a strong credit standing.

Major Customers

The Company's two largest customers accounted for approximately 66% of the Company's revenues for the nine months ended September 30, 2007.  Accounts receivable for these customers totaled approximately $860,000 as of September 30, 2007. The Company's five largest customers accounted for approximately 91% of the Company's revenues for the nine months ended September 30, 2006.

10.          SEGMENT REPORTING

The Company has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”  Since the Company operates in one business segment based on the Company’s integration and management strategies, segment disclosure has not been presented.

ITEM 2.                      MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the condensed consolidated financial statements and the related notes thereto included elsewhere in this Quarterly Report on Form 10-QSB (the “Quarterly Report”).  This Quarterly Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities and Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and is subject to the safe harbors created by those sections.  Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and variations of these words or similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. We undertake no obligation to revise or publicly release the results of any revisions to these forward-looking statements.

Although we have been able to raise additional working capital through private placement offerings of our common stock through our recent debt financing with Laurus Master Fund, Ltd. and our Loan Agreement with Cambria Investment Fund L.P., we may not be able to continue this practice in the future nor may we be able to obtain additional working capital through other debt or equity financings. In the event that sufficient capital cannot be obtained, we may be forced to significantly reduce operating expenses to a point which would be detrimental to business operations, curtail business activities, sell business assets or discontinue some or all of our business operations, or take other actions which could be detrimental to business prospects and result in charges which could be material to our operations and financial position.  In the event that any future financing should take the form of the sale of equity securities, the current equity holders may experience dilution of their investments.  In addition, we may generate insufficient revenues from our operations to cover our cash operating expenses.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this Quarterly Report, which speak only as of the date of this Quarterly Report, or to make predictions about future performance based solely on historical financial performance.  We disclaim any obligation to update forward-looking statements contained in this Quarterly Report.

Readers should carefully review the risk factors described below under the heading "Risk Factors That May Affect Future Results"  and in other documents we file from time to time with the Securities and Exchange Commission, including our Form 10-KSB for the fiscal year ended December 31, 2006.  Our filings with the Securities and Exchange Commission, including our Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K and amendments to those filings, pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, are available free of charge at www.auxilioinc.com, when such reports are available at the Securities and Exchange Commission web site.

OVERVIEW

Prior to March 2004, Auxilio, Inc. (“Auxilio”), then operating under the name PeopleView, Inc. (“PeopleView”), developed, marketed and supported web based assessment and reporting tools and provided consulting services that enabled companies to manage their Human Capital Management (“HCM”) needs in real-time.  In March, 2004, Auxilio decided to change its business strategy and sold the PeopleView business to Workstream, Inc (“Workstream”). Following completion of the sale of PeopleView, Inc. to Workstream, the Company focused its business strategy on providing outsourced image management services to healthcare facilities.

To facilitate this strategy, Auxilio, in April 2004, acquired Alan Mayo & Associates, dba The Mayo Group (“The Mayo Group” or “TMG”), a provider of integration strategies and outsourced services for document image management in healthcare facilities. It was this acquisition that formed the basis of the Auxilio’s current operations.

Auxilio now provides total outsourced document and image management services and related financial and business processes for major healthcare facilities. Our proprietary technologies and unique processes assist hospitals, health plans and health systems with strategic direction and services that reduce document image expenses, increase operational efficiencies and improve the productivity of their staff. Auxilio’s analysts, consultants and resident hospital teams work with senior hospital financial management and department heads to determine the best possible long term strategy for managing the millions of document images produced by their facilities on an annual basis. Auxilio’s document image management programs help our clients achieve measurable savings and a fully outsourced document image management process. Auxilio's target market includes medium to large hospitals, health plans and healthcare systems.

Our common stock currently trades on the OTC Bulletin Board under the stock symbol AUXO.

Where appropriate, references to “Auxilio,” the “Company,” “we,” “us” or “our” include Auxilio, Inc. and Auxilio Solutions, Inc.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities.  We evaluate these estimates on an on-going basis, including those estimates related to customer programs and incentives, product returns, bad debts, inventories, investments, intangible assets, income taxes, contingencies and litigation.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances.  The results of these estimates form the basis for our judgments about the carrying values of assets and liabilities which are not readily apparent from other sources.  As a result, actual results may differ from these estimates under different assumptions or conditions.

We consider the following accounting policies to be most important to the portrayal of our financial condition and those that require the most subjective judgment:

•	revenue recognition
•	accounts receivable valuation and related reserves
•	impairment of intangible assets
•	deferred revenue
•	financial instruments, including debt, warrant and option valuation

Revenues from equipment sales transactions are deemed earned when the equipment is delivered and accepted by the customer.  For equipment that is to be placed at the customer’s location at a future date, revenue is deferred until that equipment is actually placed.   Service and supply revenue is earned monthly during the term of the various contracts, as services and supplies are provided.  Overages, as defined in the cost per copy contracts, are billed to customers monthly and are earned during the period when the number of images in any period exceeds the number allowed in the contract.

We enter into arrangements that include multiple deliverables, which typically consist of the sale of equipment and a support services contract. Pursuant to EITF 00-21, we account for each element within an arrangement with multiple deliverables as separate units of accounting. Revenue is allocated to each unit of accounting using the residual method, which allocates revenue to each unit of accounting based on the fair value of the undelivered items.

You should refer to our Annual Report on Form 10-KSB filed on April 2, 2007 for a discussion of our critical accounting policies.

RESULTS OF OPERATIONS

For the Nine Months Ended September 30, 2007 Compared to the Nine Months Ended September 30, 2006

Revenue

Revenue increased $8,514,320 to $15,888,744 for the nine months ended September 30, 2007, as compared to the same period in 2006.  The increase in revenue is partially attributed to an approximate $5,180,000 increase in equipment sales in 2007. The increase is also attributed to an approximate $3,330,000 increase in recurring revenue contracts during the first nine months of fiscal 2007. Since April 2006 Auxilio has added three new customers, including one of our largest customers to date. Recurring revenue for the nine months ended September 30, 2007 for these three customers totals approximately $5,190,000 compared to approximately $2,040,000 for the same period in 2006.

Cost of Revenue

Cost of revenue consists of document imaging equipment, parts, supplies and salaries and expenses of field services personnel.  Cost of revenue increased $5,388,454 to $12,101,759 for the nine months ended September 30, 2007, as compared to $6,713,305 for the same period in 2006.  This increase is the result of our increased equipment sales and the costs associated with maintaining the recurring revenue contracts for the three recently added customers.

Sales and Marketing

Sales and marketing expenses include salaries, commissions and expenses for sales and marketing personnel, travel and entertainment, and other selling and marketing costs.  Sales and marketing expenses were $896,763 for the nine months ended September 30, 2007, as compared to $1,512,065 for the same period in 2006.  Sales and marketing expenses for the first nine months of 2007 are lower as a result of management’s decision to reduce the Company’s sales force in late fiscal 2006.

General and Administrative

General and administrative expenses include personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses and other administrative costs. General and administrative expenses increased by $59,093 to $1,795,628 for the nine months ended September 30, 2007, as compared to $1,736,595 for the same period in 2006. The increase is a result of approximately $270,000 more in performance based bonuses earned by general and administrative staff during the nine months ended September 30, 2007, which were partially offset by the reduction of one member of the executive team which occurred in late fiscal 2006 and an approximately $75,000 decrease in stock-based compensation charges.

Intangible Asset Amortization

As a result of our acquisition activity, we have recorded a substantial amount of goodwill, which is the excess of the cost of our acquired business over the fair value of the acquired net assets, and other intangible assets.  We evaluate the goodwill for impairment at least annually.  We also evaluate the carrying value of our other intangible assets at least annually, or more frequently, as current events and circumstances warrant a determination of whether there are any impairment losses.  If indicators of impairment arise with respect to our other intangible assets and our future cash flows are not expected to be sufficient to recover the assets’ carrying amounts, an impairment loss will be charged as an expense in the period identified.

Amortization expense was $178,624 for the nine months ended September 30, 2007 compared to $191,405 for the same period in 2006. The slight reduction is a result of the estimated declining value of the amortization of backlogged business.

Other Income (Expense)

Interest expense for the nine months ended September 30, 2007 was $701,351, compared to $360,793 for the same period in 2006.  The increase is due to interest incurred on loans from Laurus Master Fund and Cambria Investment Fund L.P., including amortization of debt issue costs, warrants and accreted costs associated with these borrowings. Interest income is primarily derived from short-term interest-bearing securities and money market accounts.  Interest income for the nine months ended September 30, 2007 was $14,188, as compared to $27,494 for the same period in 2006, primarily due to a decrease in the average balance of invested cash and short-term investments.

A gain on extinguishment of debt of $199,951occurred in the third quarter of 2007 as a result of the restructuring of the loan with Cambria Investment Fund L.P. There was no such activity in the prior year.

Gain on sale of marketable equity securities for the nine months ended September 30, 2006 was $10,448. The Company has held no marketable securities since then. The 2006 gain was from our sale of 32,500 shares in General Environmental Management Inc (GEVM.OB).

Income Tax Expense

Income tax expense for the nine months ended September 30, 2007 of $16,800 represents a nine month estimate of the annual expense primarily as a result of alternative minimum tax provisions. Income tax expense for the nine months ended September 30, 2006 of $2,400 represents the minimum amount due for state filing purposes.

For the Three Months Ended September 30, 2007 Compared to the Three Months Ended September 30, 2006

Revenue

Revenue increased $2,145,629 to $5,003,721 for the three months ended September 30, 2007, as compared to the same period in 2006.  The increase in revenue is partially attributed an approximate $1,590,000 increase in equipment sales in the third quarter of 2007. The increase is also attributed to an approximate $580,000 increase in recurring revenue contracts in the third quarter of 2007. Since April 2006 Auxilio has added three new customers, including one of our largest customers to date. Recurring revenue for the three months ended September 30, 2007 for these customers totals approximately $1,730,000 compared to approximately $1,150,000 for the same period in 2006.

Cost of Revenue

Cost of revenue consists of document imaging equipment, parts, supplies and salaries and expenses of field services personnel.  Cost of revenue was $3,830,689 for the three months ended September 30, 2007, as compared to $2,378,936 for the same period in 2006.  This increase is the result of increased equipment sales in the third quarter of 2007 and the costs associated with maintaining the recurring revenue contracts for the three recently added customers.

Sales and Marketing

Sales and marketing expenses include salaries, commissions and expenses for sales and marketing personnel, travel and entertainment, and other selling and marketing costs.  Sales and marketing expenses were $308,379 for the three months ended September 30, 2007, as compared to $510,181 for the same period in 2006. The reduction in sales and marketing expenses during the second quarter of 2007 is the result of management’s decision to reduce the Company’s sales force in late fiscal 2006.

General and Administrative

General and administrative expenses include personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses and other administrative costs. General and administrative expenses increased by $7,239 to $549,902 for the three months ended September 30, 2007, as compared to $542,663 for the same period in 2006. The increase is a result of approximately $90,000 more in performance based bonuses earned by general and administrative staff during the third quarter of 2007, which were partially offset by the reduction of one member of the executive team which occurred in late fiscal 2006, and an approximately $30,000 decrease in stock-based compensation charges.

Intangible Asset Amortization

As a result of our acquisition activity, we have recorded a substantial amount of goodwill, which is the excess of the cost of our acquired business over the fair value of the acquired net assets, and other intangible assets.  We evaluate the goodwill for impairment at least annually.  We also evaluate the carrying value of our other intangible assets at least annually, or more frequently, as current events and circumstances warrant a determination of whether there are any impairment losses.  If indicators of impairment arise with respect to our other intangible assets and our future cash flows are not expected to be sufficient to recover the assets’ carrying amounts, an impairment loss will be charged as an expense in the period identified.  To date, we have not identified any event that would indicate an impairment of the value of our goodwill recorded in our condensed consolidated financial statements.

Amortization expense was $59,541 for the three months ended September 30, 2007 compared to $63,802 for the same period in 2006. The slight reduction is a result of the estimated declining value of the amortization of backlogged business.

Other Income (Expense)

Interest expense for the three months ended September 30, 2007 was $294,755, compared to $141,788 for the same period in 2006. These amounts are a result of comparable average amounts borrowed for the two periods on the loans from Laurus Master Fund and Cambria Investment Fund L.P. including amortization of debt issue costs, warrants and accreted costs associated with these borrowings. Interest income is primarily derived from short-term interest-bearing securities and money market accounts.  Interest income for the three months ended September 30, 2007 was $7,219, as compared to $8,750 for the same period in 2006, primarily due to a decrease in the average balance of invested cash and short-term investments.

A gain on extinguishment of debt of $199,951occurred in the third quarter of 2007 as a result of the restructuring of the loan with Cambria Investment Fund L.P. There was no such activity in the prior year.

Income Tax Expense

Income tax expense for the three months ended September 30, 2007 of $5,600 represents a quarterly estimate of the annual expense primarily as a result of alternative minimum tax provisions. There was no income tax expense for the three months ended September 30, 2006.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2007, our cash and cash equivalents were $439,730 and our working capital was $506,138.  Our principal cash requirements are for operating expenses, including equipment, supplies, employee costs, capital expenditures and funding of the operations. Our primary sources of cash are revenues, the proceeds from a $3,000,000 loan from Laurus Master Fund in April 2006, and the $1,500,000 revolving note payable from Cambria Investment Fund L.P., under which we have borrowed $745,000 to date.

During the nine months ended September 30, 2007, cash provided by operating activities was $627,355 as compared to cash used in operating activities of $2,392,179 for the same period in 2006.  The increase in cash provided by operations was primarily due to improved operating profit margins in 2007, partially offset by the increase in trade receivables.

In April 2006, we entered into a $3,000,000 Fixed Price Convertible Note (the “Note”) agreement with Laurus Master Fund (LMF). The term of the Note is for three years at an interest rate of WSJ prime plus 2.0%. We shall reduce the principal Note by 1/60th per month starting 90 days after the closing, payable in cash or registered stock. For the nine months ended September 30, 2007, we repaid $450,000 in principal of the Note.

In October 2006, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Cambria Investment Fund, L.P. One of our directors, Michael D. Vanderhoof, is a principal in Cambria Investment Fund. As of December 31, 2006, we had borrowed $745,000 of the available $1,500,000. There were no borrowings under the Loan Agreement during the nine months ended September 30, 2007. Interest accrues daily upon any unpaid principal balance at the rate of twelve percent (12%) per annum and is payable quarterly. In August 2007, we agreed with Cambria Investment Fund, L.P to restructure the Loan Agreement extending the maturity date of the $745,000 outstanding balance to May 1, 2008 and extending the maturity date of the remaining unborrowed amount of $755,000 to December 31, 2008.  In return, we agreed to immediately vest the remaining 240,000 unvested warrants under the original agreement and provide one additional warrant share for every two dollars of new borrowings against the $755,000.  The exercise price of the additional warrants provides for a 10% discount to the closing price of the Company’s common stock on the date of the restructuring.

The Company continues to see improvement in its operations through the addition of new customers in the first quarter of 2007 and additional equipment sales to existing customers. We expect to close additional recurring revenue contracts to new customers in 2007 and 2008 as well as additional equipment sales to existing customers.  We have the short-term availability of additional funds through our Loan with Cambria Investment Fund, L.P. We believe there are adequate funds to sustain our business operations over the next twelve months. If events or circumstances occur such that we do not meet our operating plan as expected, we may be required to seek additional capital and/or reduce certain discretionary spending, which could have a material adverse effect on our ability to achieve our business objectives. We may seek additional financing, which may include debt and/or equity financing or funding through third party agreements. There can be no assurance that any additional financing will be available on acceptable terms, if at all. Any equity financing may result in dilution to existing stockholders and any debt financing may include restrictive covenants. We are pursuing a merger and acquisition strategy whereby we are seeking to acquire other businesses. If we acquire other businesses, we may incur additional debt and seek additional equity capital.

FACTORS THAT MAY AFFECT FUTURE RESULTS

This Quarterly Report on Form 10-QSB, including the discussion and analysis of our financial condition and results of operations set forth above, contains certain forward-looking statements.  Forward-looking statements set forth estimates of, or our expectations or beliefs regarding, our future financial performance.  Those estimates, expectations and beliefs are based on current information and are subject to a number of risks and uncertainties that could cause our actual operating results and financial performance in the future to differ, possibly significantly, from those set forth in the forward-looking statements contained in this Quarterly Report and, for that reason, you should not place undue reliance on those forward-looking statements. Those risks and uncertainties include, although they are not limited to, the following:

WE HAVE A LIMITED OPERATING HISTORY WITH RESPECT TO OUR CORE BUSINESS STRATEGY.

Our business was incorporated in March 2000.  During March and April of 2004, we entered into two transactions which changed our business operations and revenue model.  In March 2004, we sold our survey and assessment software to Workstream.  In April 2004, we completed an acquisition of The Mayo Group and, as a result of such acquisition, entered the Image Management industry.  This future revenue opportunity is focused on providing outsourced financial and business processes for image management in healthcare.  We have limited operating history in this industry on which to base an evaluation of our business and prospects and any investment decision must be considered in light of the risks and uncertainties encountered by companies in the early stages of development.  Such risks and uncertainties are frequently more severe for those companies, such as ours, that are operating in new and rapidly evolving markets.

Some of the factors upon which our success will depend include (but are not limited to) the following:

•	the emergence of competitors in our target market, and the quality and development of their products and services; and

•	the market’s acceptance of our products and services.

In order to address these risks, we must (among other things) be able to:

•	successfully complete the development of our products and services;

•	modify our products and services as necessary to meet the demands of our market;

•	attract and retain highly skilled employees; and

•	respond to competitive influences.

On an ongoing basis, we cannot be certain that we will be able to successfully address any of these risks.

WE FACE SUBSTANTIAL COMPETITION FROM BETTER ESTABLISHED COMPANIES THAT MAY HAVE SIGNIFICANTLY GREATER RESOURCES WHICH COULD LEAD TO REDUCED SALES OF OUR PRODUCTS AND SERVICES.

The market for our products and services is competitive and is likely to become even more competitive in the future.  Increased competition could result in pricing pressures, reduced sales, reduced margins or the failure of our products and services to achieve or maintain market acceptance, any of which would have a material adverse effect on our business, results of operations and financial condition.  Many of our current and potential competitors enjoy substantial competitive advantages, such as:

•	greater name recognition and larger marketing budgets and resources;

•	established marketing relationships and access to larger customer bases;

•	substantially greater financial, technical and other resources; and

•	larger technical and support staffs.

As a result, our competitors may be able to respond more quickly than us to new or changing opportunities, technologies, standards or customer requirements.  For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors.

WE HAVE A HISTORY OF LOSSES AND MAY NEED ADDITIONAL FINANCING TO CONTINUE OUR OPERATIONS AND SUCH FINANCING MAY NOT BE AVAILABLE UPON FAVORABLE TERMS, IF AT ALL.

Though we experienced a net operating income of $915,970 for the nine months ended September 30, 2007, we have an accumulated deficit of $15,724,323 as of September 30, 2007.  There can be no assurance that we will be able to operate profitably in the future.  In the event that we are not successful in implementing our business plan, we will require additional financing in order to succeed.  There can be no assurance that additional financing will be available now or in the future on terms that are acceptable to us.  If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures, all of which could have a material adverse effect on our business, financial condition or operating results. If sufficient capital cannot be obtained, we may be forced to significantly reduce operating expenses to a point which would be detrimental to business operations, curtail research and development activities, sell business assets or discontinue some or all of our business operations, or take other actions which could be detrimental to business prospects and result in charges which could be material to our operations and financial position.  In the event that any future financing should take the form of the sale of equity securities, the current equity holders may experience dilution of their investments.

WE ARE DEPENDENT UPON OUR VENDORS TO CONTINUE SUPPLYING US WITH EQUIPMENT, PARTS, SUPPLIES, AND SERVICES AT COMPARABLE TERMS AND PRICE LEVELS AS OUR BUSINESS GROWS.

Our access to equipment, parts, supplies, and services depends upon our relationships with, and our ability to purchase these items on competitive terms from, our principal vendors.  We do not enter into long-term supply contracts with these vendors and we have no current plans to do so in the future.  These vendors are not required to use us to distribute their equipment and are free to change the prices and other terms at which they sell to us.  In addition, we compete with the selling efforts of some of these vendors.  Significant deterioration in relationships with, or in the financial condition of, these significant vendors could have an adverse impact on our ability to sell and lease equipment as well as our ability to provide effective service and technical support.  If one of these vendors terminates or significantly curtails its relationship with us, or if one of these vendors ceases operations, we would be forced to expand our relationships with our existing vendors or seek out new relationships with previously-unused vendors.

WE ARE DEPENDENT UPON OUR LARGEST CUSTOMERS.

The loss of any key customer could have a material adverse effect upon our financial condition, business, prospects and results of operation.  Our two largest customers represented approximately 66% of our revenues for the nine months ended September 30, 2007.  Although we anticipate that major customers will represent less than 65% of revenue for the 2007 fiscal year and less than 56% of revenue for the 2008 fiscal year, the loss of these customers may contribute to our inability to operate as a going concern and may require us to obtain additional equity funding or debt financing (beyond the amounts described above) to continue our operations.  We cannot be certain that we will be able to obtain such additional financing on commercially reasonable terms, or at all.

WE ARE DEPENDENT UPON OUR MANAGEMENT TEAM AND THE UNEXPECTED LOSS OF ANY KEY MEMBER OF THIS TEAM MAY PREVENT US FROM IMPLEMENTING OUR BUSINESS PLAN IN A TIMELY MANNER OR AT ALL.

Our future success depends upon the continued services and performance of our management team and our key employees and their ability to work together effectively.  If our management team fails to work together effectively, our business could be harmed.  Although we believe that we will be able to retain these key employees, and continue hiring qualified personnel, our inability to do so could materially adversely affect our ability to market, sell, and enhance our services.  The loss of key employees or our inability to hire and retain other qualified employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

THE MARKET MAY NOT ACCEPT OUR PRODUCTS AND SERVICES AND OUR PRODUCTS AND SERVICES MAY NOT ADDRESS THE MARKET’S REQUIREMENTS.

Our products and services are targeted to the healthcare market, a market in which there are many competing service providers.  Accordingly, the demand for our products and services is very uncertain.   The market may not accept our products and services.  Even if our products and services achieve market acceptance, our products and services may fail to address the market's requirements adequately.

IF WE FAIL TO PROVIDE SERVICES TO OUR CUSTOMERS, OUR REVENUES AND PROFITABILITY MAY BE HARMED.

Our services are integral to the successful deployment of our solutions.  If our services organization does not effectively implement and support our customers, our revenues and operating results may be harmed.

IF WE NEED ADDITIONAL FINANCING TO MAINTAIN AND EXPAND OUR BUSINESS, FINANCING MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

We may need additional funds to expand or meet all of our operating needs.  If we need additional financing, we cannot be certain that it will be available on favorable terms, if at all.  Further, if we issue equity securities, stockholders will experience additional dilution and the equity securities may have seniority over our common stock.  If we need funds and cannot raise them on acceptable terms, we may not be able to:

•	develop or enhance our service offerings;

•	take advantage of future opportunities; or

•	respond to customers and competition.

WE MUST MANAGE GROWTH TO ACHIEVE PROFITABILITY.

To be successful, we will need to implement additional management information systems, further develop our operating, administrative, financial and accounting systems and controls and maintain close coordination among our executive, finance, marketing, sales and operations organizations.  Any failure to manage growth effectively could materially harm our business.

SHAREHOLDERS WILL EXPERIENCE DILUTION AS A RESULT OF OUR STOCK OPTION PLANS.

We have granted stock options to our employees and anticipate granting additional stock options to our employees in the future in order to remain competitive with the market demand for such qualified employees.  As a result, investors could experience dilution.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

Some provisions of our Articles of Incorporation, as amended, and Bylaws, as well as some provisions of Nevada or California law, may discourage, delay or prevent third parties from acquiring us, even if doing so would be beneficial to our shareholders.

WE DO NOT INTEND TO PAY DIVIDENDS.

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain any future earnings to fund growth and, therefore, do not expect to pay any dividends in the foreseeable future.

OUR STOCK PRICE HAS FLUCTUATED AND COULD CONTINUE TO FLUCTUATE SIGNIFICANTLY.

The market price for our common stock has been, and will likely to continue to be, volatile.  The following factors may cause significant fluctuations in the market price of our ordinary shares:

•  fluctuations in our quarterly revenues and earnings or those of our competitors;
•  shortfalls in our operating results compared to levels expected by the investment community;
•  announcements concerning us or our competitors;
•  announcements of technological innovations;
•  sale of shares or short-selling efforts by traders or other investors;
•  market conditions in the industry; and
•  the conditions of the securities markets.

The factors discussed above may depress or cause volatility of our share price, regardless of our actual operating results.

OUR COMMON STOCK IS LISTED ON THE OTC BULLETIN BOARD, AND AS SUCH, IT MAY BE DIFFICULT TO RESELL YOUR SHARES OF STOCK AT OR ABOVE THE PRICE YOU PAID FOR THEM OR AT ALL.

Our common stock is currently trading on the OTC Bulletin Board. As such, the average daily trading volume of our common stock may not be significant, and it may be more difficult for you to sell your shares in the future at or above the price you paid for them, if at all. In addition, our securities may become subject to "penny stock" restrictions, including Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements on broker-dealers, such as requirements pertaining to the suitability of the investment for the purchaser and the delivery of specific disclosure materials and monthly statements. The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include exchange-listed equity securities and any equity security issued by an issuer that has:

•	net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years, or

•	net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years, or

•	average annual revenue of at least $6,000,000 for the last three years.

While we are presently not subject to "penny stock" restrictions, there is no guarantee that we will be able to meet any of the exceptions to our securities from being deemed as "penny stock" in the future. If our securities were to become subject to "penny stock" restrictions, broker-dealers may be less willing or able to sell and/or make a market in our common stock. In addition, the liquidity of our securities may be impaired, not only in the number of securities that can be bought and sold, but also through delays in the timing of the transactions, reduction in securities analysts' and the news media's coverage of us, adverse effects on the ability of broker-dealers to sell our securities, and lower prices for our securities than might otherwise be obtained.

ITEM 3.                      CONTROLS AND PROCEDURES.

As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Accounting Officer, of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e)) pursuant to Rule 13a-15 of the Securities and Exchange Act of 1934 as amended. Based upon their evaluation, our Chief Executive Officer and Chief Accounting Officer have concluded that our disclosure controls and procedures are effective.

No change in our internal control over financial reporting occurred during our last fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Management is aware that there is a lack of segregation of duties due to the small number of employees and consultants addressing our general administrative and financial matters. However, management has determined that, considering the employees involved and the control procedures in place, risks associated with such lack of segregation are not significant and any potential benefits of adding employees or consultants to clearly segregate duties do not justify the expenses associated with such increases at this time.

PART II - OTHER INFORMATION

ITEM 1.                      LEGAL PROCEEDINGS.

None.

ITEM 2.                      UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

None.

ITEM 3.                      DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4.                      SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

None.

ITEM 5.                       OTHER INFORMATION.

None

ITEM 6.                      EXHIBITS.

No.	Item
10.1	Executive Employment Agreement between Registrant and Etienne Weidemann, President and Chief Executive Officer dated November 13, 2007.
10.2	Executive Employment Agreement between Registrant and Paul T. Anthony, Chief Financial Officer and Corporate Secretary dated November 13, 2007.
10.3	Executive Employment Agreement between Registrant and Jacques Terblanche, Chief Operating Officer dated November 13, 2007.
10.4
Executive Employment Agreement between Registrant and Etienne Weidemann, President and Chief Operating Officer dated March 15, 2006 (filed as Exhibit 10.2 to the Registrant’s Form 8-K filed on March 22, 2006).

10.5
Executive Employment Agreement between Registrant and Paul T. Anthony, Chief Financial Officer and Corporate Secretary dated March 15, 2006 (filed as Exhibit 10.3 to the Registrant’s Form 8-K filed on March 22, 2006).

31.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act of 1934, as amended.
31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act of 1934, as amended.
32.1	Certification of the CEO and CFO pursuant to Rule 13a-14(b) and Rule 15d-14(b) of the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AUXILIO, INC.

Date:  November 16, 2007                                                                                                By:           /s/       Etienne Weidemann
                                                               Etienne Weidemann
                                                               Chief Executive Officer
                                                               (Principal Executive Officer)

Date:  November 16, 2007                                                                                                                /s/        Paul T. Anthony
                                                                                                                                                              Paul T. Anthony
                                                                                                                                                  Chief Financial Officer
                                                                                                                                                              (Principal Accounting Officer)